As filed with the Securities and Exchange Commission on August 20, 2007
File No. 001-33466

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Patriot Coal Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-5622045
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

12312 Olive Boulevard, Suite 400 St. Louis, Missouri	63141 (Zip Code)
(Address of Principal Executive Offices)

314-342-7900
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Exchange on Which
To Be so Registered	Each Class is to be Registered

Common stock, par value $0.01 per share	The New York Stock Exchange, Inc.
Preferred Share Purchase Rights	The New York Stock Exchange, Inc.

Securities registered pursuant to Section 12(g) of the Act:
None

INFORMATION INCLUDED IN INFORMATION STATEMENT
AND INCORPORATED BY REFERENCE IN FORM 10

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

This registration statement on Form 10 (the “Form 10”) incorporates by reference information contained in the information statement filed as exhibit 99.1 hereto (the “information statement”). The cross-reference table below identifies where the items required by Form 10 can be found in the information statement.

Item No.	Item Caption	Location in Information Statement

1.	Business	“Summary;” “Risk Factors;” and “Business”
2.	Financial Information	“Summary — Summary Combined Financial Data;” “Capitalization;” “Unaudited Pro Forma Combined Financial Data;” “Selected Combined Financial Data;” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”
3.	Properties	“Business”
4.	Security Ownership of Certain Beneficial Owners and Management	“Security Ownership by Certain Beneficial Owners and Management”
5.	Directors and Executive Officers	“Management”
6.	Executive Compensation	“Executive Compensation”
7.	Certain Relationships and Related Transactions	“Our Relationship with Peabody After the Spin-Off”, “Corporate Governance”
8.	Legal Proceedings	“Business — Legal Proceedings”
9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	“Summary;” “Risk Factors;” “The Spin-Off;” “Capitalization;” “Dividend Policy;” and “Description of Our Capital Stock”
10.	Recent Sale of Unregistered Securities	None
11.	Description of Registrant’s Securities to be Registered	“Description of Our Capital Stock”
12.	Indemnification of Directors and Officers	“Description of Our Capital Stock;” and “Our Relationship with Peabody After the Spin-Off”
13.	Financial Statements and Supplementary Data	“Summary — Summary Combined Financial Data;” “Unaudited Pro Forma Combined Financial Data;” “Selected Combined Financial Data;” “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and “Index to Combined Financial Statements” including the Combined Financial Statements
14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	None

ITEM 15.	Financial Statements and Exhibits

(a) List of Financial Statements

The following financial statements are included in the information statement and filed as part of this registration statement on Form 10:

(1) Unaudited Pro Forma Combined Financial Data of Patriot Coal Corporation (Patriot) for the year ended December 31, 2006;

(2) Combined Financial Statements for Patriot, including Report of Independent Registered Public Accounting Firm, as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006;

(3) Unaudited Pro Forma Combined Financial Data of Patriot as of and for the six months ended June 30, 2007; and

(4) Unaudited Condensed Combined Financial Data of Patriot as of December 31, 2006 and June 30, 2007 and for the six months ended June 30, 2006 and 2007.

The financial statements of a subsidiary of the Group, KE Ventures, LLC, as of and for the years ended December 31, 2004 and 2005 are required by Rule 3-09 of Regulation S-X and are included in Exhibit 99.2 of this registration statement.
(b) Exhibits.

Exhibit
Number		Exhibit Description

2.1		Form of Separation Agreement, Plan of Reorganization and Distribution between Peabody Energy Corporation and Patriot
3.1		Form of Amended and Restated Certificate of Incorporation of Patriot
3.2		Form of Amended and Restated By-laws of Patriot
4	.1*	Specimen common stock certificate of Patriot
4	.2*	Form of Rights Agreement between Patriot and , as rights agent
4	.3*	Form of Certificate of Designations of Series A Junior Participating Preferred Stock
10.1		Form of Transition Services Agreement between Patriot and Peabody Energy Corporation
10.2		Form of Tax Separation Agreement between Patriot and Peabody Energy Corporation
10.3		Form of Employee Matters Agreement between Patriot and Peabody Energy Corporation
10.4		Form of Master Coal Supply Agreement between Patriot and certain Peabody affiliates
10	.5††	Form of Coal Supply Agreement between Patriot and COALSALES II, LLC
10.6		Form of Coal Act Liability Assumption Agreement among Patriot, Peabody Holding Company, LLC and Peabody Energy Corporation
10.7		Form of NBCWA Liability Assumption Agreement among Patriot, Peabody Holding Company, LLC, Peabody Coal Company, LLC and Peabody Energy Corporation
10.8		Form of Salaried Employee Liability Assumption Agreement among Patriot, Peabody Holding Company, LLC, Peabody Coal Company, LLC and Peabody Energy Corporation
10.9		Form of Administrative Services Agreement between Patriot and Peabody Holding Company, LLC
10.10		Form of Master Equipment Sublease Agreement between Patriot and PEC Equipment Company, LLC
10	.11*	Credit Agreement
10	.12*	Form of Patriot 2007 Long-Term Equity Incentive Plan
10	.13*	Form of Employee Stock Purchase Plan of Patriot
10	.14*	Form of Indemnification Agreement for Directors and Certain Executive Officers
10.15		Form of Employment Agreement between Patriot and Richard M. Whiting
10.16		Form of Employment Agreement between Patriot and Mark N. Schroeder
10.17		Form of Employment Agreement between Patriot and Jiri Nemec
10.18		Form of Employment Agreement between Patriot and Charles A. Ebetino
10.19		Form of Employment Agreement between Patriot and Joseph W. Bean
10.20		Form of Employment Agreement between Patriot and Michael V. Altrudo
10.21		Form of Employment Agreement between Patriot and Sara E. Wade
10.22		Form of Software License Agreement between Patriot and Peabody Energy Corporation
21.1		List of Subsidiaries of Patriot
99.1		Information Statement of Patriot, subject to completion, dated August 20, 2007
99	.2†	KE Ventures, LLC Financial Statements as of and for the years ended December 31, 2005 and 2004
99	.3†	Report of Independent Registered Public Accounting Firm
 * To be filed by amendment

†	Previously filed as an Exhibit to Patriot’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on May 14, 2007

††	Certain portions of this Exhibit have been omitted pursuant to a request for an order granting confidential treatment by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Patriot Coal Corporation

By:	/s/ Richard M. Whiting
Name: Richard M. Whiting
Title: President and Chief Executive Officer

Dated: August 20, 2007